Exhibit 99.1

Plymouth Opportunity REIT Announces Equity Investment in Atlanta area Apartments

Company Release

BOSTON, MA – 08/17/2012

Plymouth Opportunity REIT, Inc. (the “Company”) today announced an equity investment in Wynthrope Forest Apartments located in the Atlanta suburb of Riverdale, Georgia. The property is a 270 unit apartment community comprised of 23 buildings with a mix of one, two and three-bedroom floor plans. The Company invested in the property through a joint venture with Colony Hills Capital, LLC. The investment is consistent with the Company’s strategy of co-investing with operating partners with shared financial interests. Plymouth REIT CEO, Jeff Witherell, commented: “We are extremely enthusiastic about our investment in this asset. The quality of the physical attributes, from construction to the floor plan layouts, is superior. We are fortunate to have partners like Colony Hills that understand our commitment to provide value to our shareholders, and to work with the professionals at Morgan Stanley who provided the mortgage financing on the property.”

About Plymouth Opportunity REIT, Inc.

Plymouth Opportunity REIT, Inc., based in Boston, Massachusetts, is focused on acquiring properties that present a combination of cash flow and potential value-added opportunities, and from sellers who may be experiencing financially distressed situations or who may face time-sensitive deadlines. In addition, our opportunistic investment strategy may include investments in real estate-related assets with significant possibilities for short-term capital appreciation, such as those requiring development, redevelopment or repositioning. The Company may acquire, or participate in joint ventures owning, a wide variety of commercial properties, including office, industrial, retail, hospitality, medical office, single-tenant, multifamily and other real properties. The Company is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust ("REIT") for federal income tax purposes. To learn more about the Company please visit our website at www.plymouthreit.com.

Contact:

Investor Relations

617-340-3814

Source: Plymouth Opportunity REIT, Inc.